                                                                      DODIE KENT
                                                              Vice President and
                                                       Associate General Counsel
                                                                  (212) 314-3970
                                                                  (212) 707-1791

[AXA EQUITABLE -- LOGO]
LAW DEPARTMENT

                                                   April 29, 2011

AXA Equitable Life Insurance Company
1290 Avenue of the Americas
New York, NY  10104

Dear Sirs:

This opinion is furnished in connection with the filing by AXA Equitable Life Insurance Company ("AXA Equitable") and Separate Account 301 of AXA Equitable ("Separate Account 301") of the Form N-4 Registration Statement of AXA Equitable and Separate Account 301 under the Securities Act of 1933 (File No. 2-74667) and of the Registration Statement of Separate Account 301 under the Investment Company Act of 1940 ("1940 Act") included in the same Form N-4. The Registration Statement covers an indefinite number of units of interest ("Units") in Separate Account 301.

The Units are purchased with contributions received under individual annuity contracts and certificates AXA Equitable offers under a group annuity contract (collectively, the "Certificates"). As described in the prospectus included in the Form N-4 Registration Statement, the Certificates are designed to provide for retirement income benefits.

I have examined such corporate records of AXA Equitable and provisions of the New York Insurance Law as are relevant to authorization and issuance of the Certificates and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1.    AXA Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

2.    Separate Account 301 was duly established pursuant to the provisions of New York Insurance Law.

3.    The assets of Separate Account 301 are owned by AXA Equitable; AXA Equitable is not a trustee with respect thereto. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to Separate Account 301 must be credited to or charged against such account, without regard to the other income, gains or losses of AXA Equitable.

4.    The Certificates provide that the portion of the assets of Separate Account 301 equal to the reserves and other contract liabilities with respect to Separate Account 301 shall not be chargeable with liabilities arising out of any other business AXA Equitable may conduct and that AXA Equitable reserves the right to transfer assets of Separate Account 301 in excess of such reserves and contract liabilities to the general account of AXA Equitable.

5.    The Certificates (including any Units credited thereunder) have been duly authorized and when issued in accordance with applicable regulatory approvals represent validly issued and binding obligations of AXA Equitable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dodie Kent
Dodie Kent

cc:  Christopher E. Palmer, Esq.